Exhibit 99.1

Press Release

December 17, 2012	7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2012 Earnings Guidance and

Announces Fourth Quarter Cash Dividends

FORT WAYNE, INDIANA, December 17, 2012 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter earnings guidance in the range of $0.18 to $0.22 per diluted share, which includes an expected favorable tax adjustment of approximately $0.06 per diluted share. Excluding the tax adjustment, fourth quarter 2012 estimated results would have been in the range of $0.12 to $0.16 per diluted share, comparable to the company’s third quarter adjusted 2012 earnings of $0.15 per diluted share, before charges of $0.09 per diluted share related to refinancing and asset impairment charges.  The company reported earnings of $0.14 per diluted share in the fourth quarter of 2011.

Fourth quarter overall steel shipments are expected to be fairly flat in comparison to the third quarter, as increases in sheet volume are expected to be somewhat offset by decreased shipments at the Roanoke Bar and Engineered Bar divisions, with customers continuing to maintain tight control over inventory.  The combination of global economic and political uncertainty continues to impact customer confidence and buying patterns.

Metals recycling financial results are expected to show some improvement for the fourth quarter 2012, compared to the sequential quarter, as an anticipated decrease in ferrous shipments is expected to be more than offset by improved ferrous metal margins.  Although at slightly lower levels, the company’s fabrication operations are still expected to remain profitable for the quarter.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.10 per common share. The dividend is payable to shareholders of record at the close of business on December 31, 2012, and is payable on or about January 11, 2013.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, over 6,500 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in, our most recent Annual Report on Form 10-K; our quarterly reports on Form 10-Q; or, in other reports, which we file from time to time with the Securities and Exchange Commission.  These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500